As filed with the Securities and Exchange Commission on October __, 2001

Commission File Number ____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RAD SOURCE TECHNOLOGIES, INC.
(Exact name of Registrant as specified in charter)

                                       Florida                                                                                                                                    65-0882844
                                  (State or other jurisdiction of                                                                                                 (I.R.S. Employer Identification No.)
                         incorporation or organization)

                     20283 State Road 7, Suite 107, Boca Raton, Florida 33498
            (Address of principal executive offices)

Consulting Agreement by and Between Scott Parliment and
Rad Source Technologies, Inc., dated October 3, 2001
(Full title of the Plan)

Mr. Randol E. Kirk, 20283 State Road 7, Suite 107, Boca Raton, Florida 33498
(Name, address and telephone number of agent for service)

Copies to:
Michael L. Glaser, Esq.
Lottner Rubin Fishman Brown & Saul, P.C.
633 17th Street, Suite 2700
Denver, Colorado 80202
(303) 292-1200

==================================================================================================
                                    CALCULATION OF REGISTRATION FEE
==================================================================================================
                                                      PROPOSED        PROPOSED
       TITLE OF                        AMOUNT          MAXIMUM         MAXIMUM       AMOUNT OF
     SECURITIES TO                      TO BE      OFFERING PRICE     AGGREGATE    REGISTRATION
     BE REGISTERED                   REGISTERED     PER SHARE (1)   OFFERING (2)      FEE (3)
==================================================================================================
Common Stock, par value $0.001
per share                                800,000        $0.25           $200,000       $50.00
==================================================================================================
[1]	This filing registers 800,000 shares of Registrant’s common stock, par value $0.001 per share (the “Common Stock”), reserved for issuance for services provided to Registrant by Scott Parliment pursuant to the Consulting Agreement by and between Scott Parliment and Registrant, dated October 3, 2001 (the “Agreement”).

[2]	Estimated solely for purposes of calculating the registration fee in accordance with the Securities Act of 1933, as amended, based on the closing price for the Common Stock in the over-the-counter market on October 8, 2001.

[3]	Calculated in accordance with Section 6(b) of the Securities Act of 1933, as amended (the “Act”), and Securities and Exchange Commission (“SEC”) Rules 457(h) & 457(c) promulgated under the Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Information required by Part I is permitted to be omitted.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by Registrant with the U.S. Securities & Exchange Commission (“SEC”) are incorporated by reference in this Registration Statement:

(a)	Registrant’s Annual Report on Form 10-KSB for the year ended September 30, 2000, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	All other reports filed pursuant to Exchange Act Sections 13(a) or 15(d) since the end of the year ended September 30, 2000, specifically the quarterly report on Form 10Q-SB for the quarter ended June 30, 2001.

        All documents filed by the Registrant subsequent to those listed in Item 3(a) - (b) above pursuant to Exchange Act Sections 13(a), 13(c), 14 and 15(d), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.   Not applicable.

Item 5. Interests of Named Experts and Counsel.   Not applicable.

Item 6. Indemnification of Directors and Officers.

        Registrant’s Articles of Incorporation provide that, to the fullest extent permitted by law, Registrant’s officers and directors shall not be personally liable to Registrant or its shareholders for damages for breach of any duty owned to Registrant or its shareholders. The Articles also authorize Registrant, as may be determined to be in the Registrant’s best interest, to undertake to indemnify Registrant’s officers and directors against any contingency or peril. In conjunction with such undertaking, Registrant may procure insurance policies at Registrant’s own expense.

        Florida law provides that a director shall not have personal liability for any statement, vote, decision or failure to act, regarding corporate management or policy by a director, unless the director breached or failed to perform the duties of a director. A Florida corporation may also protect its officers and directors from expenses associated with litigation arising from or related to their duties, except for violations of criminal law, transactions involving improper benefit or willful misconduct. A Florida corporation also has the power, through its by-laws or in any resolution of its stockholders or directors, to undertake, as may be determined to be in the Registrant’s best interest, to indemnify the Florida corporation’s officers and directors against any contingency or peril. In conjunction with such undertaking, a Florida corporation may procure insurance policies at the Florida corporation’s expense.

Item 7. Exemption from Registration Claimed.   Not applicable.

Item 8. Exhibits.   The The following exhibits are filed as part of this registration statement.

5.1	Opinion of Lottner Rubin Fishman Brown & Saul, P.C. (regarding legality)

23.1	Consent of Lottner Rubin Fishman Brown & Saul, P.C. (included as Exhibit 5.1)

24.1	Power of Attorney (see page 5 of this Registration Statement)

Item 9. Undertakings.

        A.   The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)	To include any prospectus required by Section 10(a)(3) of the Act;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(a) and (A)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities therewith, with the SEC, granting unto each such attorney and agent full power and authority to do any and all acts and things necessary or advisable in connection with such matters, and hereby rectifying and confirming all that each such attorney and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.   The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

        C.   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the above-referenced provisions, or otherwise, the registrant has been advised that foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

        The Registrant and each person whose signature to this Registration Statement appears below hereby authorizes Randol E. Kirk, with full power of substitution, to file one or more amendments, which amendments may make such changes he deems appropriate, and the Registrants and each such person hereby appoints Randol E. Kirk as attorney-in-fact with full power to act alone, to execute, in the name and on behalf of the Registrants and each such person, individually and in such capacity stated below, and any such amendments.

SIGNATURES

        Pursuant to the requirements of the Act, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on For S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned officer, thereunto duly authorized, in the City of Boca Raton, Florida.

                                                                                          RAD SOURCE TECHNOLOGIES, INC., a Florida corporation

October 9, 2001                                                                By: /s/ RANDOL E. KIRK
                                                                                                       Randol Kirk, Chief Executive Officer

        Pursuant to the requirements of the Act, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:

        Signature                                                                               Title                                                                               Date

          /s/ RANDOL E. KIRK                                                        Director & Chief Executive Officer                               October 9, 2001
                Randol E. Kirk

          /s/ WILLIAM M. HARTMAN                                         Director &Chief Financial Officer                                October 9, 2001
                William M. Hartman

           ROBERT MUNSON                                                     Director                                                                              October 9, 2001
                Robert Munson

           ADRIAN KESALA                                                     Director                                                                               October 9, 2001
                Adrian Kesala

          /s/ RICHARD ADAMS                                                     Director                                                                              October 9, 2001
                Richard Adams

INDEX TO EXHIBITS

Exhibit Number*                                                     Exhibit Title                                                                                                                                    Page

     5.1       Opinion of Lottner Rubin Fishman Brown & Saul, P.C.
               (regarding legality) ....................................................   7

    23.1       Consent of Lottner Rubin Fishman  Brown & Saul,  P.C.
               (included as Exhibit 5.1) ...............................................   7

    24.1       Power of Attorney (see page 5 of this Registration Statement ............   5

        *   Other exhibits listed in Item 601 of SEC Regulation S-B are not applicable.